Exhibit 99.1

 VaxGen Receives Fast Track Designation from FDA for AIDSVAX B/B and AIDSVAX B/E

   Conference Call Scheduled for 11 a.m. Eastern Time, Tuesday, December 17th

BRISBANE, Calif., Dec. 16 -- VaxGen, Inc. announced today that the U.S. Food and Drug Administration (FDA) has designated HIV/AIDS vaccine candidates, AIDSVAX B/B and AIDSVAX B/E (rgp120), Fast Track Products for the prevention of HIV infection. The Fast Track designation will enable rapid regulatory review of AIDSVAX.

AIDSVAX B/B and AIDSVAX B/E are the only preventive AIDS vaccine candidates to advance to Phase III clinical trials. AIDSVAX B/B is being tested in a randomized, double-blind, placebo-controlled study of 5,400 people in the United States, Canada, the Netherlands and Puerto Rico. Primary results from the trial are expected to be announced in the first quarter of 2003.

VaxGen is also nearing completion of its Phase III trial of AIDSVAX B/E in Thailand. AIDSVAX B/E is designed to protect against HIV subtypes B and E, and the company expects to announce primary results of that trial in the second half of 2003. Subtype E is prevalent in Southeast Asia and the Central African Republic.

"Every day thousands of people become infected with HIV," said VaxGen President Donald P. Francis, M.D., D.Sc. "Designation of both AIDSVAX B/B and AIDSVAX B/E as Fast Track Products recognizes the severity of the pandemic and the unmet need for a vaccine to prevent new infections."

Under the FDA Modernization Act of 1997, the Fast Track Program of the FDA is designed to expedite the review of a new drug that is intended for the treatment (or prevention) of a serious or life-threatening condition, and demonstrates the potential of a drug candidate to address unmet medical needs for such a condition.

AIDSVAX, made through recombinant DNA technology, contains recombinant gp120 (rgp120) proteins identical to those on the surface of HIV. The rgp120 in AIDSVAX B/B is identical to those found in two strains of HIV subtype B (prevalent in North America, Europe, Australia, Japan and Puerto Rico) while the rgp120 in AIDSVAX B/E is identical to proteins found in HIV subtypes B and E. These proteins induce the immune system to make antibodies and VaxGen's clinical trials are designed to evaluate how well these antibodies prevent HIV infection.

AIDSVAX cannot cause HIV infection since it contains no genetic material from the virus. In each of the seven safety reviews conducted by an independent data and safety monitoring board that oversaw the trials of AIDSVAX, the vaccine candidates were found to have a strong safety profile. More than 32,000 injections have been administered since human testing first began.

Additionally, VaxGen is in the early stages of developing a vaccine against HIV subtype C, prevalent in South Africa, India and China.

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VaxGen will host a conference call tomorrow, Tuesday, December 17th at 11 a.m.
EST. Participants are asked to dial in to the live call five minutes before the start of the call. The following phone numbers will provide access to the conference call, which will be available through January 17, 2003.

      Live Call:    Domestic:         1-800-915-4836
                    International:    1-973-317-5319
                    No passcode required.

      Replay:       Domestic:         1-800-428-6051
                    International:    1-973-709-2089
                    Passcode:         272509 required.

The webcast will be available under "Company Presentations" in the Investor Relations section of VaxGen's web site at www.vaxgen.com/invest. This will bring up a window from CCBN. Then click on the webcast link to access the webcast. The webcast will be available for replay through January 17, 2003.

About VaxGen

VaxGen is focused on the commercial development of biologic products for the prevention and treatment of human infectious diseases and is currently developing vaccines against HIV/AIDS and anthrax. VaxGen is also the largest shareholder of Celltrion, Inc., a joint venture created to provide manufacturing services, principally for products produced in mammalian cell culture. VaxGen is located in Brisbane, Calif. For more information, please visit the company's web site at: www.vaxgen.com. AIDSVAX(R) is a registered trademark of VaxGen.

NOTE: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation statements regarding the timing, and announcement of results, of either of our Phase III clinical trials; our beliefs regarding the future success of AIDSVAX and other products currently under development or proposed to be developed; our ability to commercialize AIDSVAX or any other vaccine or product; and the ability of our Celltrion joint venture to raise necessary funding for execution of its business plan. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to VaxGen's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 14, 2002, under the heading "Risk Factors" and to VaxGen's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 1, 2002, under the heading "Business" for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward- looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of anticipated events.